BTQ TECHNOLOGIES CORP.

Condensed Interim Consolidated Financial Statements

Three and Six Months Ended June 30, 2025 and 2024

(Expressed in Canadian dollars)

(unaudited)

BTQ TECHNOLOGIES CORP.

Condensed Interim Consolidated Statements of Financial Position
(Expressed in Canadian dollars)

(unaudited)

	June 30,	December 31,
	2025	2024
	$	$
	(unaudited)
Assets
Current assets
Cash	5,980,893	9,336,892
Other receivables (Note 8)	194,021	223,109
Prepaid expenses and deposits	265,613	64,643
Total current assets	6,440,527	9,624,644
Non-current assets
Property and equipment	11,632	-
Investments (Note 3)	77,229	77,229
Deposits	-	29,605
Total non-current assets	88,861	106,834
Total assets	6,529,388	9,731,478

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities (Note 8)	833,184	1,357,502
Corporate taxes payable	87,942	92,750
Deferred revenue (Note 9)	-	315,497
Due to related parties (Note 8)	25,763	27,172
Total liabilities	946,889	1,792,921
Shareholders' equity
Share capital (Note 4)	46,267,058	45,553,931
Options reserve (Notes 4 and 5)	1,931,323	1,890,026
Warrants reserve (Note 4)	486,082	498,876
RSUs reserve (Note 7)	1,261,723	640,813
Shares to be issued (Note 4)	40,000	-
Deficit	(44,403,687)	(40,645,089)
Total shareholders' equity	5,582,499	7,938,557
Total liabilities and shareholders' equity	6,529,388	9,731,478
Nature of operations (Note 1)
Subsequent events (Note 15)

Approved and authorized for issuance on behalf of the Board on August 14, 2025:

"Olivier Roussy Newton"	Director	"Michael Resendes"	Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

BTQ TECHNOLOGIES CORP.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(Expressed in Canadian dollars)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	$	$	$	$

Revenue (Note 9)	65,497	90,573	315,497	90,573

Expenses
Business development, marketing, and	173,146	178,669	349,678	462,355
promotion (Note 8)
Consulting fees (Note 8)	60,179	36,112	121,249	84,060
Depreciation	401	27,724	401	55,695
General and administrative (Note 14)	189,863	203,881	287,211	460,434
Professional fees (Note 8)	541,348	302,316	1,187,606	615,259
Research and development (Note 8)	419,985	626,142	713,526	1,435,628
Share-based compensation (Notes 5, 7, and 8)	538,232	191,820	1,145,240	133,550
Transfer agent and regulatory fees	37,291	41,392	139,556	46,112
Wages and benefits (Note 8)	71,927	178,349	138,880	325,023
Total expenses	2,032,372	1,786,405	4,083,347	3,618,116
Loss before other income (expense)	(1,966,875)	(1,695,832)	(3,767,850)	(3,527,543)
Other income (expense)
Foreign exchange gain (loss)	20,321	(2,488)	9,549	(10,763)
Interest income	79	5,122	79	11,591
Interest expense	(143)	(1,994)	(376)	(2,849)
Total other income (expense)	20,257	640	9,252	(2,021)
Net loss and comprehensive loss for the period	(1,946,618)	(1,695,192)	(3,758,598)	(3,529,564)
Loss per share, basic and diluted	(0.01)	(0.01)	(0.03)	(0.03)
Weighted average number of common shares
outstanding, basic and diluted	132,489,839	124,203,879	132,306,541	123,866,563

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

BTQ TECHNOLOGIES CORP.

Condensed Interim Consolidated Statements of Changes in Shareholders' Equity
(Expressed in Canadian dollars)

(unaudited)

	Share capital		Options	Warrants	RSUs	Shares to be		Total shareholders'
	Number of	Amount	reserve	reserve	reserve	issued	Deficit	equity
	shares	$	$	$	$	$	$	$
Balance, December 31, 2024	131,833,688	45,553,931	1,890,026	498,876	640,813	-	(40,645,089)	7,938,557
Shares issued for options exercised	485,000	394,908	(193,783)	-	-	-	-	201,125
Shares issued for warrants exercised	40,437	28,969	-	(12,794)	-	-	-	16,175
Shares issued for vested RSU's	195,000	289,250	-	-	(289,250)	-	-	-
Proceeds received for options
exercised	-	-	-	-	-	40,000	-	40,000
Share-based compensation	-	-	235,080	-	910,160	-	-	1,145,240
Net loss for the period	-	-	-	-	-	-	(3,758,598)	(3,758,598)
Balance, June 30, 2025	132,554,125	46,267,058	1,931,323	486,082	1,261,723	40,000	(44,403,687)	5,582,499

								Total shareholders'
		Share capital		Options	Warrants	RSUs		equity
		Number of	Amount	reserve	reserve	reserve	Deficit	(deficit)
		shares	$	$	$	$	$	$
Balance, December 31, 2023		123,193,879	34,317,779	2,018,686	67,386	1,217,252	(34,568,353)	3,052,750
Shares issued for options exercised		260,000	171,808	(67,808)	-	-	-	104,000
Share-based compensation		-		271,422	-	(137,872)	-	133,550
Shares issued for vested RSU's		750,000	456,000	-	-	(456,000)	-	-
Net loss for the period		-	-	-	-	-	(3,529,564)	(3,529,564)
Balance, June 30, 2024		124,203,879	34,945,587	2,222,300	67,386	623,380	(38,097,917)	(239,264)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

BTQ TECHNOLOGIES CORP.

Condensed Interim Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

(unaudited)

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2025	2024
	$	$
Operating activities
Net loss for the period	(3,758,598)	(3,529,564)
Items not involving cash:
Depreciation	401	55,604
Foreign exchange translation gain	(6,217)	(1,813)
Interest expense	-	2,849
Share-based compensation	1,145,240	133,550
Changes in non-cash operating working capital:
Other receivables	29,088	(105,599)
Prepaid expenses and deposits	(177,116)	7,508
Accounts payable and accrued liabilities	(524,318)	288,018
Other payable	-	373,401
Deferred revenue	(315,497)	456,233
Net cash used in operating activities	(3,607,017)	(2,319,813)
Investing activities
Redemption of short-term investment	-	2,875
Proceeds from deposit	5,751	-
Purchase of property and equipment	(12,033)	-
Net cash provided by (used in) investing activities	(6,282)	2,875
Financing activities
Repayment of lease obligation	-	(51,106)
Proceeds from stock options exercised	241,125	104,000
Proceeds from warrants exercised	16,175	-
Net cash provided by financing activities	257,300	52,894
Change in cash	(3,355,999)	(2,264,044)
Cash, beginning of period	9,336,892	2,862,023
Cash, end of period	5,980,893	597,979

Supplemental cash flow information (Note 10)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

1. NATURE OF OPERATIONS

BTQ Technologies Corp. (formerly Sonora Gold & Silver Corp.) ("the Company") was incorporated on November 23, 1983 under the Business Corporations Act (British Columbia). The principal activity of the Company is the development of computer-based technology related to post-quantum cryptography, particularly as it applies to blockchain and related technologies, and their protection from the emerging security risk of quantum computing. The Company's head office is located at 25th Floor, 700 West Georgia Street, Vancouver, BC, Canada. The Company's common shares trade on Cboe Canada under the ticker symbol "BTQ".

On February 17, 2023, the Company acquired all of the issued and outstanding shares of BTQ AG in exchange for 92,000,000 common shares. This transaction constituted a reverse takeover of the Company by BTQ AG with BTQ AG being identified as the accounting acquirer. As a result, these consolidated financial statements are a continuation of BTQ AG. The Company's results of operations are included from February 17, 2023 onwards, except for share capital which was retroactively adjusted to reflect the capital of the Company.

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICY INFORMATION

Statement of Compliance

These condensed interim consolidated financial statements have been prepared in accordance with IFRS Accounting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") applicable to interim financial information, as outlined in International Accounting Standard ("IAS") 34, "Interim Financial Reporting" and using the accounting policies consistent with those in the audited financial statements as at and for the year ended December 31, 2024 except as detailed below.

The condensed interim consolidated financial statements of the Company have been prepared on an accrual basis and are based on historical cost, except for certain financial assets and liabilities that are measured at fair value.

Basis of Presentation

These consolidated financial statements have been prepared on a historical cost basis except for certain financial assets and liabilities, which are measured at fair value, as specified by IFRS for each type of asset, liability, income, and expense as set out in the accounting policies below.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BTQ AG, a company incorporated in the Principality of Liechtenstein, and BTQ Technologies Australia Pty Ltd., a company incorporated in Australia.

These consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation. Control exists where the parent entity has power over the investee and is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are included in the financial statements from the date control commences until the date control ceases.

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

 2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Accounting Standards Issued But Not Yet Effective

A number of new standards, and amendments to standards and interpretations, are not yet effective for the period ended June 30, 2025, and have not been early adopted in preparing these consolidated financial statements.

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18 - Presentation and Disclosure in Financial Statements which will replace IAS 1, Presentation of Financial Statements. The key new concepts introduced in IFRS 18 relate to the structure of the statement of earnings (loss), required disclosures in the financial statements for certain earnings or loss performance measures that are reported outside an entity's financial statements and enhanced principles on aggregation and disaggregation which apply to the primary financial statements and notes in general. IFRS 18 will apply for reporting periods beginning on or after January 1, 2027, and also applies to comparative information. The Company is still in the process of assessing the impact of this standard on its consolidated financial statements.

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates and are not expected to have a significant impact on the Company's consolidated financial statements.

3. INVESTMENTS

$

Balance, December 31, 2024 and June 30, 2025	77,229

During the year ended December 31, 2022, the BTQ AG invested $63,915 (US$50,000) in the form of a Simple Agreement for Future Equity ("SAFE") in the Holonym Foundation ("Holonym"), which is a public benefit corporation. The investment is not traded in an active market.

On January 11, 2023, BTQ AG invested $13,314 (US$10,000) in the form of a SAFE into Cysic Inc. The investment is not traded in an active market.

The Company estimated the fair value of these investments and concluded that the carrying value approximates the fair value of the investments as at December 31, 2024 and June 30, 2025.

4. SHARE CAPITAL

Authorized: Unlimited number of common shares without par value Share transactions during the six months ended June 30, 2025:

• During the six months ended June 30, 2025, the Company issued 485,000 common shares for proceeds of $201,125 pursuant to the exercise of stock options. The fair value of stock options exercised of $193,783 was transferred from options reserve to share capital.

• During the six months ended June 30, 2025, the Company issued 40,437 common shares for proceeds of $16,175 pursuant to the exercise of share purchase warrants. The fair value of share purchase warrants exercised of $12,794 was transferred from warrants reserve to share capital.

• During the six months ended June 30, 2025, the Company issued 195,000 common shares pursuant to the conversion of vested RSUs.

• As at June 30, 2025, the Company has received proceeds of $40,000 pursuant to the exercise of stock options.

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

4. SHARE CAPITAL (continued)

Share transactions during the six months ended June 30, 2024:

• During the six months ended June 30, 2024, the Company issued 260,000 common shares for proceeds of $104,000 pursuant to the exercise of stock options. The fair value of stock options exercised of $67,808 was transferred from options reserve to share capital.

• On March 5, 2024, the Company issued 750,000 common shares pursuant to the conversion of vested RSUs.

Escrowed shares

On completion of the Transaction, certain principals of the Company entered into a NP 46-201 Escrow Agreement with the NEO Exchange and Computershare Trust Company of Canada, as escrow agent, in respect of 45,250,000 common shares. Under the terms of the Escrow Agreement, 25% of such escrowed securities were released upon closing (February 17, 2023) with subsequent 25% releases occurring 6, 12, and 18 months from closing. These escrow shares will be released as follows:

Date of automatic timed release	Amount of escrow shares released

On the date that the Company's common shares were listed on the NEO, February 17, 2023	1/4 of the escrowed shares
6 months after the listing date (August 17, 2023)	1/4 of the escrowed shares
12 months after the listing date (February 17, 2024)	1/4 of the escrowed shares
18 months after the listing date (August 17, 2024)	The remainder of the escrowed shares

As at December 31, 2024, 20,362,500 (June 30, 2025 - nil) common shares remained in escrow.

5. STOCK OPTIONS

The Company has a stock option plan (the "Plan") for directors, officers, employees, and consultants of the Company. Stock options are exercisable for periods of up to five years, as determined by the Board of Directors of the Company, to purchase common shares of the Company at a price not less than the discounted market price on the date of the grant. The maximum number of shares which may be issuable under the Plan cannot exceed 10% of the total number of issued and outstanding common shares on a non- diluted basis.

The following table summarizes the continuity of the Company's stock options:

		Weighted
		average
		exercise
	Number of	price
	stock options	$

Outstanding, December 31, 2024	4,675,000	0.41

Granted	50,000	4.48
Exercised	(485,000)	0.41
Expired	(400,000)	0.40
Cancelled	(15,000)	0.40

Outstanding, June 30, 2025	3,825,000	0.48

Exercisable, June 30, 2025	1,705,000	0.42

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

5. STOCK OPTIONS (continued)

Additional information regarding stock options outstanding as at June 30, 2025, is as follows:

	Outstanding			Exercisable
		Weighted
		average	Weighted		Weighted
Range of		remaining	average		average
exercise prices	Number of	contractual	exercise price	Number of	exercise price
$	stock options	life (years)	$	stock options	$

0.27	300,000	2.4	0.27	-	-
0.35	125,000	2.3	0.35	25,000	0.35
0.40 to 0.45	2,790,000	2.3	0.41	1,475,000	0.41
0.485 to 0.50	350,000	2.8	0.49	125,000	0.49
0.64 to 0.65	160,000	2.5	0.64	80,000	0.64
1.51	50,000	4.5	1.51	-	-
4.48	50,000	4.6	4.48	-	-

	3,825,000	2.4	0.48	1,705,000	0.42

The fair value for stock options granted have been estimated using the Black-Scholes option pricing model assuming no expected dividends or forfeitures and the following weighted average assumptions:

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2025	2024

Risk-free interest rate	2.76%	3.38%
Expected life (in years)	5	4.6
Expected volatility	220%	215%

During the six months ended June 30, 2025, the Company recognized share-based compensation expense of $235,080 (2024 - $271,422), with a corresponding increase to options reserve. The weighted average fair value of the stock options granted during the six months ended June 30, 2025 was $4.48 (2024 - $0.45) per option. The weighted average fair value of shares at the time of the stock option exercises during the six months ended June 30, 2025 was $3.33 (2024 - $0.56) per common share.

6. SHARE PURCHASE WARRANTS

The following table summarizes the continuity of share purchase warrants:

		Weighted
		average
		exercise
	Number of	price
	warrants	$

Outstanding, December 31, 2024	266,616	2.72

Exercised	(40,437)	0.40
Expired	(58,394)	0.40

Outstanding, June 30, 2025	167,785	4.09

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

6. SHARE PURCHASE WARRANTS (continued)

As at June 30, 2025, the following share purchase warrants were outstanding and exercisable:

Number of	Exercise
warrants	price
outstanding	$	Expiry date

167,785	4.09	December 19, 2029

7. RESTRICTED SHARE UNITS

A summary of the changes in RSUs is presented below:

Number of
RSUs

Balance, December 31, 2024	1,945,000

Granted	300,000
Converted to shares	(195,000)

Balance, June 30, 2025	2,050,000

Unvested	825,000

Vested, June 30, 2025	1,225,000

During the six months ended June 30, 2025, the Company recognized share-based compensation expense of $910,160 (2024 - recovery of $137,872) with a corresponding increase (2024 - decrease) to RSU reserve and $289,250 (2024 - $456,000) was transferred to share capital upon the vesting of 195,000 (2024 - 750,000) RSUs.

8. RELATED PARTY TRANSACTIONS

Key management personnel are persons responsible for planning, directing, and controlling the activities of an entity, and include all officers and directors of the Company. Key management personnel compensation during the six months ended June 30, 2025 and 2024 was comprised of the following:

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2025	2024
	$	$

Consulting fees	-	40,758
Business development, marketing and promotion	50,738	48,910
Professional fees	42,000	42,000
Research and development	-	140,257
Wages and benefits	87,975	146,901

Total short-term benefits	180,713	418,826

Share-based payments	35,610	155,101

	216,323	573,927

As at June 30, 2025, the Company owed $117,611 (December 31, 2024 - $124,247) to the CEO of the Company, of which $91,848 (December 31, 2024 - $97,075) is included in accounts payable and accrued liabilities. The amounts owed are non-interest bearing, unsecured, and due on demand.

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

8. RELATED PARTY TRANSACTIONS (continued)

As at June 30, 2025, the Company was owed $120,881 (December 31, 2024 - $137,369) from the Chief Operating Officer ("COO") of the Company, which is included in other receivables.

As at June 30, 2025, the Company owed $nil (December 31, 2024 - $7,350) to a firm where the Chief Financial Officer of the Company is a partner, which is included in accounts payable and accrued liabilities, which is non-interest bearing, unsecured, and due on demand.

As at June 30, 2025, the Company owed $nil (December 31, 2024 - $15,020) to the Head of Corporate Development of the Company, which is included in accounts payable and accrued liabilities, which is non- interest bearing, unsecured, and due on demand.

9. REVENUE

During the six months ended June 30, 2025, the Company earned license revenue of $315,497 (2024 - $90,573) from a company controlled by the COO. As at June 30, 2025, the Company has deferred revenue of $nil (December 31, 2024 - $315,497) for this company. All revenue recognized during the six months ended June 30, 2025 was recorded as deferred revenue as at December 31, 2024.

A breakdown of the revenue is presented below:

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2025	2024
	$	$

Major goods/service lines

Software license and related consulting services	315,497	90,573

Timing of revenue recognition

Software license and services transferred over time	315,497	90,573

10. SUPPLEMENTAL CASH FLOW INFORMATION

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2025	2024
	$	$

Non-cash investing and financing activities:

Fair value of stock options exercised transferred from options reserve to share capital	193,783	67,808
Fair value of warrants exercised transferred from warrants reserve to share capital	12,794	-
Shares issued for vested RSUs	289,250	456,000

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

11. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a) Fair Values

Fair value hierarchy

The following provides a description of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

• Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

• Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

• Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Assets and liabilities measured at fair value on a recurring basis were presented on the Company's statement of financial position as at June 30, 2025 and December 31, 2024 as follows:

Fair value measurements using
	Quoted prices in	Significant
	active markets	other	Significant
	for identical	observable	unobservable	Balance,
	instruments	inputs	inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2025
	$	$	$	$

Investments	-	-	77,229	77,229

Fair value measurements using
	Quoted prices in	Significant
	active markets	other	Significant
	for identical	observable	unobservable	Balance,
	instruments	inputs	inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2024
	$	$	$	$

Investments	-	-	77,229	77,229

The fair values of the Company's other financial instruments, which include cash, other receivables, accounts payable and accrued liabilities, and due to related parties, approximate their carrying values due to the relatively short-term maturity of these instruments.

(b) Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. The carrying amount of financial assets represents the maximum credit exposure.

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

11. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

(c) Foreign Exchange Rate Risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company is exposed to foreign currency risk to the extent that monetary assets and liabilities are denominated in a foreign currency.

The following tables indicate the impact of foreign currency exchange risk on net working capital as at June 30, 2025 and December 31, 2024. The tables below also provides a sensitivity analysis of a 10% strengthening of the foreign currency against functional currencies identified which would have increased (decreased) the Company's net loss by the amounts shown in the tables below. A 10% weakening of the foreign currency against the functional currencies would have had the equal but opposite effect as at June 30, 2025 and December 31, 2024.

As at June 30, 2025	TWD	US$

Cash	822,829	20,647
Other receivables (except GST)	-	117,390
Accounts payable and accrued liabilities	(238,997)	(81,011)

Total foreign currency financial assets and liabilities	583,832	57,026

Impact of a 10% strengthening or weakening of foreign exchange rate	58,383	5,703

As at December 31, 2024	TWD	US$

Cash	82,993	(1,249)
Other receivables (except GST)	-	106,489
Accounts payable and accrued liabilities	(6,337,488)	(237,069)

Total foreign currency financial assets and liabilities	(6,254,495)	(131,829)

Impact of a 10% strengthening or weakening of foreign exchange rate	(625,450)	(13,183)

(d) Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to significant interest rate risk as it does not have any liabilities with variable rates.

(e) Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company's objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when due. The Company relies on raising debt or equity financing in a timely manner.

The following amounts are the contractual maturities of financial liabilities as at June 30, 2025 and December 31, 2024:

As at June 30, 2025		Within	Within
	Total	1 year	2-5 years
	$	$	$

Accounts payable and accrued liabilities	833,184	833,184	-
Due to related parties	25,763	25,763	-
	858,947	858,947	-

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

11. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

(e) Liquidity Risk (continued)

As at December 31, 2024		Within	Within
	Total	1 year	2-5 years
	$	$	$
Accounts payable and accrued liabilities	1,357,502	1,357,502	-
Due to related parties	27,172	27,172	-
	1,384,674	1,384,674	-

12. CAPITAL MANAGEMENT

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of cash and equity comprised of issued share capital, share-based payment reserve, and warrant reserve.

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issuances or by undertaking other activities as deemed appropriate under the specific circumstances.

The Company is not subject to externally imposed capital requirements and the Company's overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2024.

13. SEGMENTED INFORMATION

The Company has one operating segment, the research and development of computer-based technology related to post-quantum cryptography. The Company's head office is in Canada and operations are in Canada, United States, Australia, and Taiwan. Geographic information for non-current assets other than financial instruments is as follows:

June 30, 2025	Canada	Australia	Total
	$	$	$

Non-current assets
Property and equipment	-	11,632	11,632
Revenue	315,497	-	315,497

December 31, 2024	Canada	Australia	Total
	$	$	$

Non-current assets
Deposits	18,902	10,703	29,605
Revenue	666,667	-	666,667

BTQ TECHNOLOGIES CORP. Notes to the Condensed Interim Consolidated Financial Statements Six Months Ended June 30, 2025 and 2024 (Expressed in Canadian dollars) (unaudited)

14. GENERAL AND ADMINISTRATIVE EXPENSES

The following is a breakdown of general and administrative expenses for the six months ended June 30, 2025 and 2024:

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2025	2024
	$	$

Insurance	38,493	32,029
IT and communications	4,425	103,427
Office and miscellaneous	75,650	63,957
Rent	136,888	92,655
Travel	31,755	168,366
	287,211	460,434

15. SUBSEQUENT EVENTS

(a) On July 11, 2025, the Company issued 5,555,555 common shares at $7.20 per share for gross proceeds of $39,999,996. In connection with this offering, the Company incurred a finder's fee of $2,800,000 and share issuance costs of $109,589. The Company also issued 138,888 finder's warrants exercisable at $12.60 per common share expiring on July 11, 2030.

(b) Subsequent to June 30, 2025, the Company issued 165,000 common shares for proceeds of $70,250 pursuant to the exercise of stock options.

(c) Subsequent to June 30, 2025, the Company issued 125,000 common shares pursuant to the conversion of RSUs.